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                                                                     EXHIBIT 5.B


                      [LOCKE LIDDELL & SAPP LLP LETTERHEAD]


                                  June 26, 2002


Board of Directors
El Paso Corporation
1001 Louisiana Street
Houston, Texas 77002


Gentlemen:

         We have acted as counsel to El Paso Corporation, a Delaware corporation (the "Company"), in connection with the offer and sale by the Company of an aggregate of 11,500,000 Equity Security Units (the "Securities"), each initially consisting of (1) a purchase contract (collectively, the "Purchase Contracts") to purchase shares of the Company's common stock, par value $3.00 per share ("Common Stock") and (2) a Senior Note Due August 16, 2007 (the "Notes"), pursuant to the Company's Registration Statement on Form S-3 (Registration No. 333-82412) declared effective by the Securities and Exchange Commission on February 27, 2002 (the "Registration Statement"), as supplemented by the Prospectus Supplement dated June 20, 2002 (the "Prospectus Supplement").

         The Purchase Contracts are to be issued pursuant to a Purchase Contract Agreement (the "Purchase Contract Agreement") dated as of June 26, 2002 between the Company and JPMorgan Chase Bank, as Purchase Contract Agent (the "Purchase Contract Agent"). The Notes are to be issued pursuant to the Eighth Supplemental Indenture dated as of June 26, 2002 (the "Eighth Supplemental Indenture"), which supplements the Indenture dated as of May 10, 1999 (as so supplemented, the "Indenture"), between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as indenture trustee (the "Trustee").

         As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examinations, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. Without limiting the foregoing, we have examined the Underwriting Agreement, dated June 20, 2002 (the "Underwriting Agreement"), by and between the Company and Credit Suisse First Boston Corporation and J.P. Morgan Securities Inc. as representatives of the several underwriters named therein.



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Board of Directors
El Paso Corporation
June 26, 2002
Page 2

         Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

         1. with respect to the shares of Common Stock to be issued and sold by the Company pursuant to the settlement of the Purchase Contracts, when issued and delivered in accordance with the terms of the Purchase Contract Agreement, the shares of Common Stock will be duly and validly issued, fully paid and non-assessable;

         2. with respect to the Securities, assuming (a) due execution of the Securities by the Purchase Contract Agent, as attorney-in-fact of the holders thereof, (b) due authentication of the Securities by the Purchase Contract Agent and (c) due authentication of the Notes by the Trustee, upon payment and delivery thereof in accordance with the Underwriting Agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Purchase Contract Agreement, except to the extent that enforcement thereof may be limited by the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) or an implied covenant of good faith and fair dealing;

         3. with respect to the Senior Notes, assuming due authentication thereof by the Trustee, and upon payment thereof by the Underwriters in accordance with the Underwriting Agreement, the Senior Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) or an implied covenant of good faith and fair dealing; and

         4. with respect to the Purchase Contracts, assuming due authentication of the Securities by the Purchase Contract Agent, upon payment and delivery thereof in accordance with the Purchase Contract Agreement, the Purchase Contracts will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Purchase Contract Agreement, except to the extent that enforcement thereof may be limited by the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) or an implied covenant of good faith and fair dealing.


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Board of Directors
El Paso Corporation
June 26, 2002
Page 3

         This opinion is limited in all respects to the federal laws of the United States, the laws of the State of New York and Texas (other than, in each case, municipal and local ordinances and regulations), the Delaware General Corporation Law, and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States (without regard to unreported decisional case law of the State of Delaware).

         We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K of the Company and the incorporation by reference of this opinion by the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Commission relating thereto.



                                       Very truly yours,

                                       Locke Liddell & Sapp LLP